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                                                                   Exhibit 5.1





                   [TAFT, STETTINIUS & HOLLISTER LETTERHEAD]


                                October 21, 1997




Kroll Holdings, Inc.
900 Third Avenue
New York, New York  10027
Attention:  General Counsel

Dear Sirs:

         We have acted as counsel for The O'Gara Company ("O'Gara") and VDE, Inc. ("NEWCO") in connection with the transactions contemplated by the Plan and Agreement to Merge (the "Merger Agreement") dated as of August 8, 1997 among O'Gara, NEWCO, Kroll Holdings, Inc., a Delaware corporation ("KHI"), and Jules Kroll ("Kroll"), including the Merger contemplated thereby (the "Merger"). This is the opinion contemplated by Section 8.02 of the Merger Agreement. Capitalized terms used herein without definitions have the respective meanings assigned thereto in the Merger Agreement.

         We have made such investigations and examined such documents, including certificates of officers of O'Gara and NEWCO and of public officials, as we have considered necessary or appropriate as a basis for this opinion. In our examination, we have assumed the genuineness of all signatures (other than the signatures of officers of O'Gara and NEWCO), the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to matters of fact material to the opinions expressed in this letter, we have relied on statements and certificates of officers of O'Gara and NEWCO and of state authorities and on the representations, warranties and statements of O'Gara and NEWCO contained in the Merger Agreement. We have assumed that the Merger Agreement, together with the other


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Kroll Holdings, Inc.
October 21, 1997
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contracts referred to in the Merger Agreement, reflects the complete understanding and agreement of the parties.

         We have also assumed that each entity that is a party to the Merger Agreement (other than O'Gara or NEWCO) has been duly organized or formed and is validly existing and in good standing (or the local law equivalent) as a corporate or similar organization under the laws of its jurisdiction of organization; that each individual that is a party to the Merger Agreement has the legal power and capacity to enter into a binding contract; that the Merger Agreement has been duly authorized, executed and delivered by each party (other than O'Gara and NEWCO) and constitutes such party's legal, valid and binding obligation; that each party (other than O'Gara and NEWCO) has the requisite corporate or other organizational power and authority to perform its obligations under the Merger Agreement; and that each party (other than O'Gara and NEWCO) to the Merger Agreement has performed or will perform its obligations under the Merger Agreement.

         Based on the foregoing, our opinion is as follows:

         1. O'Gara is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect on O'Gara.

         2. NEWCO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary.

         3. The execution, delivery and performance by each of O'Gara and NEWCO of the Merger Agreement and the consummation by each of O'Gara and NEWCO of the Merger and the other transactions contemplated by the Merger Agreement are within each of O'Gara and NEWCO's corporate power and authority and have been duly authorized by all necessary corporate action of each of O'Gara and NEWCO. The Merger Agreement has been duly authorized, executed and delivered by each of O'Gara and NEWCO and constitutes the valid and binding obligation of each of O'Gara and NEWCO, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws affecting the rights of creditors generally, subject to general principles of public policy, limited by the unavailability of remedies of specific performance or injunctive relief without appropriate judicial process, and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.


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October 21, 1997
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         4. Other than as set forth in Schedule 4.17 of the O'Gara Disclosure
Schedule, the execution, delivery and performance by each of O'Gara and NEWCO of the Merger Agreement and the consummation by each of O'Gara and NEWCO of the Merger and the other transactions contemplated by the Merger Agreement do not, to our knowledge, require any consent, approval or action by or in respect of, or any declaration, filing or registration with, any governmental or regulatory authority of the United States other than (i) a routine filing with the Secretary of the State of Delaware necessary to consummate the Merger, (ii) compliance with the applicable requirements of the Securities Act, the Exchange Act and any applicable state securities laws in connection with the offering, sale and delivery of the shares of O'Gara Common Stock to be issued in the Merger and filings with the NASD and the Nasdaq National Market in connection with listing the shares of O'Gara Common Stock to be issued in the Merger on the Nasdaq National Market, and (iii) such filings or notifications which would not prevent or delay consummation of any of the transactions contemplated by the Merger Agreement in any material respect, or otherwise prevent O'Gara or NEWCO from performing their respective obligations under the Merger Agreement in any material respect.

         5. The execution, delivery and performance by each of O'Gara and NEWCO of the Merger Agreement and the consummation by each of O'Gara and NEWCO of the Merger and the other transactions contemplated by the Merger Agreement do not contravene or conflict with the Articles of Incorporation or Regulations of O'Gara or the Certificate of Incorporation or Bylaws of NEWCO or any judgment, injunction, order or decree of any United States court or government regulatory authority of which we have knowledge to which O'Gara or any of its Subsidiaries is a party or by which it or any of its assets are bound, or which violation, contravention or conflict would reasonably be expected to have a Material Adverse Effect on O'Gara.

         6. Immediately prior to the Effective Time, the authorized capital stock of O'Gara consists of (i) 25,000,000 shares of common stock, $0.01 par value per share ("O'Gara Common Stock"), of which 7,279,310 shares are issued and outstanding as of the date hereof, and 100,000 shares of preferred stock, $0.01 par value per share, none of which is issued and outstanding as of the date hereof. All such issued and outstanding shares of O'Gara Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of O'Gara or any other Person provided by statute or the Articles of Incorporation of O'Gara. Except as set forth in the SEC Filings or Schedule 4.04 of the O'Gara Disclosure Schedule, to our knowledge, there are no outstanding (i) securities of O'Gara convertible into or exchangeable for shares of capital stock or voting securities of O'Gara, (ii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from O'Gara, or (iii) agreements, commitments or obligations of O'Gara to issue, sell, redeem, repurchase or otherwise acquire any capital stock or securities convertible into or exchangeable for capital stock of O'Gara.

         7. Immediately prior to the Effective Time, the authorized capital stock of NEWCO consists of (i) 100 shares of common stock, $0.01 par value per share ("NEWCO Common

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Kroll Holdings, Inc.
October 21, 1997
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Stock"), all of which are issued and outstanding and owned by O'Gara as of the date hereof. All such issued and outstanding shares of NEWCO Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any shareholder of NEWCO or any other Person provided by statute or the Certificate of Incorporation of NEWCO. To our knowledge, there are no outstanding (i) securities of NEWCO convertible into or exchangeable for shares of capital stock or voting securities of NEWCO,
(ii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from NEWCO, or (iii) agreements, commitments or obligations of NEWCO to issue, sell, redeem, repurchase or otherwise acquire any capital stock or securities convertible into or exchangeable for capital stock of NEWCO.

         8. The shares of O'Gara Common Stock to be issued and exchanged for shares of KHI Capital Stock in the Merger pursuant to the Merger Agreement will, at the Effective Time, be duly authorized and, upon issuance of such shares at and after the Effective Time pursuant to and in compliance with the provisions of Article II of the Merger Agreement, will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights. The shares of O'Gara Common Stock issuable pursuant to Section 2.01 of the Merger Agreement have been duly listed for trading on the Nasdaq National Market.

         Whenever we have asserted above that a matter is "known to us," our knowledge is limited to actual knowledge of those attorneys in our office who have directly participated in this engagement. No opinion is expressed with respect to the applicability or effect of the substantive provisions of the anti-trust laws or any anti-fraud provision of Federal or state law or as to the enforceability of any provision of the Merger Agreement which provides for indemnification or contribution with respect to liabilities arising under Federal securities laws.

         Our opinion is limited to matters governed by the laws of the States of Ohio and New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

         The opinions in this letter are rendered only to you in connection with the Merger Agreement. The opinions may not be relied upon by you for any other purpose, or relied upon by any other person, firm or entity for any purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                         Yours very truly,



                                         /s/ Taft, Stettinius & Hollister